SCOTTISH RE
                                                       Moderator:  Paul Goldean
                                                            08-04-06/7:30 am CT
                                                         Confirmation # 2906522
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                                   SCOTTISH RE

                             Moderator: Paul Goldean
                                 August 4, 2006
                                   7:30 am CT


Operator:           Good morning my name is (Cynthia). And I will be your
                    conference operator today. At this time I would like to welcome everyone to the Scottish RE Group Limited Second
                    Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

                    After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. I would now like to turn today's call over to Bill Caulfeild-Browne, Vice Chairman, Board of Directors for Scottish RE Group Limited. Please go ahead sir.

Bill Caulfeild-Browne:  Good morning everyone and welcome to the Scottish RE
                    Group Limited second quarter 2006 conference call. My name is Bill Caulfeild-Browne and as stated I am the Vice Chairman of our board. Before we begin the quarter overview, please keep in mind that certain statements that we make are forward looking statements within the meaning of the federal security law and management cautions that forward looking statements are not guarantees.


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                                                                    SCOTTISH RE
                                                       Moderator:  Paul Goldean
                                                            08-04-06/7:30 am CT
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                    Actual results could differ materially from those expressed or implied. We expressly incorporate the risk factors contained in the company's SEC filings. Given the challenges faced by our company the board has accepted the resignations of Scott Willkomm, former President and CEO of Scottish RE Group Limited and Seth Vance former CEO of the North American segment.

                    Earlier this quarter the board accepted the resignation of David Huntley former CEO of the International segment. In addition to the recent changes in senior management we have established a special committee, the Office of the Chairman to assist executive management in directing the company in the near term. This committee is comprised of Glenn Schafer, as non-executive Chairman, Paul Goldean, Dean Miller, Cliff Wagner, David Howell, and myself as non-executive Vice Chairman.

                    Glenn and I will be spending much of our time in the company offices over the next few months. We believe that this committee will allow for more fluid interaction between management and the board. I'd like to hand over to Glenn now who probably needs no introduction but whom we are very fortunate to have acquired for our board. He brings 35 years of experience in insurance culminating in a position of Vice Chairman and President of Pacific Life from which he recently retired. Glenn it's all yours.

Glenn Schafer:      Thank you Bill. As non-executive chairman I would like to
                    make the following statement. First there are no re-statements. Second there are no material weaknesses from a Sarbanes Oxley perspective. Third we are confident that there's much intrinsic value in our book of business. And fourth - and we'll only pursue strategic options that achieve this goal.


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                                                       Moderator:  Paul Goldean
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                    The board of directors felt that more attention should be
                    devoted to operational effectiveness given the rapid growth of the company and the increased complexity of its operations. As a result the board has strengthened the senior management team with promotion and hiring of key individuals including Paul Goldean, Interim CEO of Scottish RE Group Limited.

                    Paul has been Executive Vice President and General Counsel since 2002. Prior to joining the company Paul worked at Jones, Day, Reavis & Pogue where among other things he acted as outside counsel to the company. David Howell, CEO of the International segment. David joined Scottish RE last November as Deputy CEO and has assumed the role of CEO with David Huntley's departure.

                    Mr. Howell was Chief Pricing Officer for Swiss Re's life re-insurance business in Europe, Asia, and Latin America. During his tenure he increased Swiss Re's focus on helping clients manage their capital through re-insurance and implemented a rigorous pricing process. Cliff Wagner, CEO of the North American segment, Cliff has been Executive Vice President and Chief Actuary since January 2002 having originally joined the company in early 2000.

                    Prior to joining the company Cliff worked for TransAmerica Re-insurance Company and the Hartford Insurance Group. Cliff is the fellow of the Society of Actuaries and a member of the American Academy of Actuaries. (Andy Amadias), CFO of the North American segment. (Andy) recently joined Scottish RE from AIG where he was Vice President and Chief Financial Officer in Central and Eastern Europe responsible for life insurance, mutual funds, and banking operations.
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                    Prior to that he was with Price, Waterhouse, Coopers in
                    their Insurance Practice Audit group. (Meredeith Radachek), Chief Actuary of the North American segment, prior to joining Scottish RE earlier this year (Meredith) was a consulting actuary and a partner in (Millim) and USA for 19 years and has also worked as an actuary for Investors Life Insurance Company in North America and Penn Mutual Life Insurance Company.

                    (Meredith) is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries. (Duncan Hayward), CFO of the International segment, (Duncan) comes to Scottish RE from Swiss RE where he held senior finance positions in both Zurich and London for the life and health business. Prior to this (Duncan) was Price, Waterhouse, Cooper's for over 10 years in various audit roles and spent five years at a UK directorshire as a Director of Group Financial Reporting.

                    In addition to the management changes the board has undertaken a number of operational reviews and has engaged outside advisors to assist us in completing both the review of internal operations and in exploring our strategic options. Now let me introduce Paul Goldean, Interim Chief Executive Office for Scottish RE Group Limited who will take us through these initiatives.

Paul Goldean:       Thank you Glenn. And before I begin I would like to thank
                    Bill and Glenn for their efforts over the last few weeks and look forward to working with them on an ongoing basis. The loss for the quarter is predominantly the result of
                    non-recurring, non-cash adjustments and will not prevent
                    Scottish RE from meeting its future obligations. Dean will provide greater detail at the conclusion of my remarks.
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                    In order to address the concerns over the various
                    operational issues, the board authorized the following third party experts to perform a comprehensive operational review.
                    First Tillinghast is in the process of completing an actuarial appraisal of the economic value of our business.
                    Second Tillinghast has also performed a review and validated the appropriateness and reasonableness of our North American segment U.S. GAAP reserves.

                    Third another nationally recognized actuarial firm has completed a review of our mortality experience and projection system which we call Summit. In addition this same firm reviewed our North American segment traditional business pricing models. Both of these reviews resulted in positive validation of our processes. At our request Ernst & Young performed an enhanced review of the second quarter financials.

                    And finally another nationally recognized public accounting firm reviewed the premium accrual process for the International segment and the process was found to be satisfactory. As a result of these in depth reviews we are not aware of any additional adjustments to our financial statements that would be required. As Dean will discuss later, we are confident that Scottish RE has sufficient liquidity and collateral to meet it's near term obligations.

                    In addition we do not believe our in force business has any material exposure to re-capture based on ratings triggers. While there is sufficient liquidity to meet existing needs, due to the capital intensity of life insurance sustained growth requires ready access to capital. The board of directors and senior management are contemplating the following strategic options.

                    First the raising of an additional capital cushion, second a strategic partnership, and finally sale of the company. To this end the board has hired both Goldman Sachs and Bear Stearns to advise on the various strategic

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                    options. This is proceeding on an accelerated timeline. At this point Dean Miller, Chief Financial Officer for Scottish RE Group Limited will walk you through the second quarter financial results.

Dean Miller:        Thank you Paul. I'd like to begin with a summary of some of the more significant financial highlights of the quarter.
                    The net loss available to ordinary shareholders for the three months ended June 30, 2006 was $123.9 million or a loss of $2.31 per diluted ordinary share as compared to net income available to ordinary shareholders of $1.6 million or 3 cents per diluted ordinary share for the prior year period.

                    Our net operating loss available to ordinary shareholders was $130.3 million or a loss of $2.43 per diluted ordinary share for the three months ended June 30, 2006 as compared to net operating earnings of $19.7 million or 42 cents per diluted ordinary share for the prior year period. I would now like to walk you through the most significant factors impacting the second quarter.

                    Scottish RE generates a deferred tax asset principally due to net operating losses, reserves, and unrealized losses on investment securities. In accordance with U.S. GAAP we must conclude whether the future realization of our gross deferred tax asset is more likely than not to be realized. Sources of support for the gross deferred tax asset are the reversal of deferred tax liabilities within the carry forward period which in the U.S. is 15 years, projected future taxable income, or tax planning strategies.

                    However we are unable to use projections of future taxable income since we do not have a history of taxable income. Therefore we must rely heavily on tax planning strategies for support of the gross deferred tax asset. Prior to this quarter these tax planning strategies have provided ample justification to support our deferred tax asset.

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                    In the second quarter we completed Ballatyne RE a Triple X securitization. While this transaction eliminated the long term financing mismatch which has become an increasingly important issue in the industry, it eliminated a large cushion that greatly reduced flexibility in our tax planning strategies and increased pressure on our remaining strategies.

                    In addition we have refined our statutory and tax projections during the second quarter which provided more insight into the expected future timing and magnitude of our deferred tax assets and liabilities. The combination of the increased pressure on our existing tax planning strategies, the anticipating operating loss for the quarter, and the prospects of a ratings downgrade led management to conclude that it was no longer more likely than not that the full amount of the growth deferred tax assets could be realized.

                    Accordingly we established a valuation allowance of $112.4 million during the quarter. Nevertheless the existence of taxable income in the future periods would allow us to utilize the deferred tax asset in full regardless of the amount held as part of this valuation allowance. It is important to note that this assessment does not reflect any change in our view of the future profitability of our core focus business.

                    In addition to this non cast charge to income it should be noted that future quarterly tax amounts will be dependent upon the relationship between pre-tax GAAP profits and the statutory profits and will also be impacted by the size and timing of certain statutory related deferred tax liabilities. Accordingly taxes will continue to be a difficult item to project but our current best estimate is that we will be a - we will have a tax expense going forward.

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                    Allow me now to move on to the annuity back adjustments or deferred acquisition costs. In 2001 we wrote several deferred fixed annuity treaties for which the terms of the underlying product allow the policy holder to surrend the policy at the end of five years with no penalty. Our (Sieden) began writing this business several months prior to Scottish RE entering into the treaty and has been experiencing lapses much higher than expected in the last several months.

                    Scottish RE has also recently received last experience similar to the (Sieden). Based on the emerging last experience and an analysis of the guaranteed crediting rate to the policyholder compared to the current interest rates we concluded that an adjustment to our last assumption was appropriate as required under FAS 97. Accordingly a deferred acquisition cost adjustment of approximately $13 million was made reflecting our current best estimate of the ultimate lapse rate on these treaties.

                    It is important to note that only one third of our back balance is related to our annuity business and subject to an unlocking of assumptions under FAS 97. The remaining back balance relates to our traditional life business which is subject to FAS 60 and a write down of that is only possibly in the event of a loss recognition event.

                    Another area of significant adjustment relates to our external retrocession administration and the related accounting. Following the acquisition and integration of the ING business we recognized the need to improve the quality of our underlying data and external retrocession systems. As a result of this initiative we now have the ability to more accurately administer our retrocession and identify that external retrocession premiums have been under approved in prior years resulting in an adjustment of approximately $13 million this quarter.

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                    While this is primarily a catch up adjustment related to
                    prior years it'll be some impact on future projected operating profits. In addition to the improvements noted above, we performed a thorough review of the various experience refund and reserve calculations related to our external retrocession programs. Based on this review we refined certain of our calculations and processes to allow for a more accurate recording of the next cost of reinsurance each quarter.

                    The impact of these changes resulted in an adjustment of approximately $8 million in the second quarter. Again while this adjustment relates primarily to prior periods there will be come impact on operating profits going forward. I would like now to briefly discuss the impact of changes in our premium accruals. Consistent with all re-insurers we received (Seiden) information on a lag of up to three months.

                    Premium accruals are typically based on historical premium trends. Accordingly we must estimate premiums each month as they're then trued up when actual premiums are received. During the second quarter we made an $8 million adjustment in premium accruals in North America resulting from a revision of estimates related to prior periods. This adjustment related principally to the ING block and resulted from the unusual activity in premium levels post acquisition which made the use of historical trends less effective in estimating current period accruals.

                    This adjustment has no impact on the overall amount of premiums received or to be received compared to our original expectations from the ING block. The final significant area of negative impact on the quarter relates to higher than expected operating costs of approximately $9 million. These costs relate

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                    principally to severance and retirement costs of $5 million and other non-recurring and operating expenses of approximately $4 million.

                    The second quarter results do not include any provisions for severance costs related to recent resignations. Personally offsetting these adjustments was the $6.2 million rebate received from ING as a result of our Ballantyne resecuritization. The Ballantyne resecuritization completes the successful financing of the Triple X reserves related to the ING business for which ING was committed to provide letters of credit at increasing costs to the duration of the underlying policies.

                    The overall result of the above items is the significant shortfall in earnings compared to our original expectations. Another item of significance to note regarding the second quarter includes the pre-funding of the variable forward contracts we entered into in December of 2005. Cash proceeds of approximately $110 million were received in late June with a corresponding entry to prepaid variable share forward contracts and our shareholders equity.

                    At the end of September and December of this year the forward contracts will be settled the share will be issued. For purposes of the central quarter there was no impact on our earnings per share, our book value per share relating to the pre-funding of the forward contracts. Additional cash proceeds of approximately $40 million will be received during the third and fourth quarters of 2006.

                    Because our shares are currently trading below the forward contract floor price of $22.80, we anticipate the maximum number of shares under the contract will be issued which equals approximately 6.6 million shares. The issuance of these shares is accretive to our fully converted book value per share.

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                    As previously stated earlier this week we expect operating earnings for the third and fourth quarters to be lower than our previously announced guidance due to lower than expected new business volumes, higher than anticipated retrocession costs, and changes in our income tax expense. While we are not providing revised guidance for the third and fourth quarters or for 2007 at this time, there are two additional factors that should be considered in understanding our revised operating earnings run rate.

                    First mortality in the second quarter was in line with expectations which we expect to continue over the long term. And second we expect our existing portfolio of reinsured business to continue to be profitable and produce favorable results. As we announced earlier this week we are suspending our quarterly dividend of 5 cents per share on our ordinary shares. Now Glenn will provide some closing comments.

Glenn Schafer:      I want to assure you that we are intensely focused on
                    resolving the current challenges including the ramifications of the rating downgrades and working with our clients and constituents to continue to provide the quality service that they have come to expect from us.

                    Scottish RE has a valuable franchise with a solid book of business, dedicated employees, and a board of directors and senior management that are focused on pursuing strategic opportunities that maximize shareholder value. This concludes our prepared comments. The operator will now open the call for questions.

Operator:           Thank you. Ladies and gentlemen as a reminder to ask a
                    question please press star then the number one on your telephone keypad. We will pause for just a

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                    moment to compile the Q&A roster. Your first question comes from John Nadel with Fox-Pitt Kelton.

John Nadel:         Hi good morning everybody. A couple of questions. I guess
                    you mentioned that Tillinghast is doing an actuarial appraisal of the economic value of the company. Any early indications of where they're coming in?

Dean Miller:        John not at this time. We're still working on completing
                    that analysis and are working hard to get that completed hopefully over the next coming weeks.

John Nadel:         So Scottish, you know, notwithstanding Tillinghast work,
                    does Scottish management have their own estimate as to what the fair market value is?

Dean Miller:        Not at this time. What we've engaged as you know, Goldman
                    and Bear Stearns to assist us in our strategic alternatives and part of that process is taking these various data points such as the appraisal and others and coming to that kind of conclusion. And we're still in the process of working on that.

John Nadel:         Okay. If I might turn to DNO. Can you give us a sense for, you know, especially in light of the class actions that have been filed what your current DNO policy limit is and who are your providers?

Paul Goldean:       John, this is Paul Goldean. You know, we'd have to look that
                    up. We do have - we believe we have sufficient coverage and that's about all we can answer on this call at this time.

John Nadel:         Can you provide that limit to investors and analysts after the call?

Paul Goldean:       John I don't see why not. Let me - I need to look up the
                    information first.

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John Nadel:         Okay. And then I guess, you know, maybe one more question
                    would just be, you know, if, you know, you talked about I guess three different potential, you know, resolutions here raising additional capital I assume to, you know, to continue to be an ongoing concern a strategic partnership or a sale. You know, if we think about the first, you know, the first resolution there raising additional capital, you know, moving forward as a going concern.

                    I mean, can you give us a sense for, you know, at the minimus amount of your in force has recapture, you know, provisions give due to ratings changes but, you know, these things are often, you know, negotiated. Can you just give us a sense for, you know, what in the past week or so your interaction has been with, you know, your large, you know, (Seiden) relationships?

                    I mean do you - are you seeing the signs that your new business opportunity is, you know, have dried up and are clients actively discussing with you the opportunity to pull business back?

Dean Miller:        Well John I think so far what we're seeing is - well first of all we've, you know, have a proactive action plan to go out and discuss the situation with all of our clients. But what we're seeing right now is the clients, you know, waiting for the call today, being patient, and giving us a chance to get all the information out and meet with them.
                    So, so far no, you know, no indication of any, you know, knee jerk reaction or negative reaction.

                    So one of the things that the capital rates - one of the things that the board and senior management are looking on the capital raises, it does help with the rating agencies and mitigate any continued downward ratings pressure and also and most importantly with the clients the additional capital and liquidity and solvency will help mitigate any, you know, new business issues we'll have with our clients.

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John Nadel:         And I guess just finally and I'll turn it over to others and
                    I'll get back in the queue. But have the rating agencies - I assume they have. Have they given you an indication, you know, if the resolution is, you know, number one to go, you know, go raise capital to be a going concern? I mean is - have they given you a sense for how much additional capital is necessary? And, you know, what forms it might take?

Dean Miller:        No we haven't had those level discussions with the rating
                    agencies at this point. Most of our discussions were focused around the Q2 results, what happened, our liquidity and collateral, capital positions as it is today and projected, you know, through the near term, and what our strategic alternatives were. But we haven't got into any feedback on, you know, their reaction to, you know how those strategic alternatives might play out.

John Nadel:         Okay. Thanks very much.

Operator:           Your next question comes from Saul Martinez with Bear
                    Stearns.

Saul Martinez:      Hi good morning. A tough question for me to ask but I need -
                    this is just sort of a big picture question. You know, given that you have had numerous operational accounting communication missteps in the last couple of years that have quite frankly destroyed a lot of shareholder value. And that many of you are still - have been with the company now for a while. Why should investors trust you to get through what's frankly a pretty challenging situation here?

                    Second question just a follow on John Nadel's question that just - you may have addressed it. But if you can just give us a timeframe on the Tillinghast

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                    economic value and reserve studies? When we should expect
                    something to be released there?

Dean Miller:        Well Saul let me address the second one quickly. With
                    respect to timing, you know, it's our expectation we're pushing hard to get that done in the next one to two weeks.
                    However with respect to the distribution of the results of that, that is a report for management and the board to use in evaluating strategic alternatives. And I would not at this stage think that that would be for public disclosure.
                    It may be on limited basis for certain parties but that is at the consent and release of Tillinghast.

Saul Martinez:      Is there a risk that Tillinghast, in your view, that
                    Tillinghast makes you up your reserves there by triggering a financial distress scenario?

Dean Miller:        No I don't see that. I mean - what they're doing is a
                    traditional appraisal value of the end force and then net worth under, you know, best estimate assumptions. But I don't see any indication of that. And the review is I mean substantially complete. We're in the final stages of the company just verifying the final numbers. And there's been, you know, no discussion or indication of anything like that.

Paul Goldean:       And Saul this is Paul Goldean. And I think I'll address your first question. I think there's three key areas we would focus on to restore shareholder trust in the company. First one is communicate more effectively and clearly about what it is we're doing and avoid going after large acquisitions.
                    The second is continue to focus on our operational effectiveness.

                    And I think you see a significant amount of that over this quarter. And last and most importantly is to evaluate and execute one of our strategic initiatives that

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                    we've identified earlier in the call. And those are the
                    three board categories that we look at.

Saul Martinez:      Okay. Thanks a lot good luck with that.

Paul Goldean:       Also one last thing Saul, I was looking through my notes.
                    We've also, you know, employed several new employees in the company with extensive experience. I think Glenn spoke about them in his opening remarks. And we look at them as key people acquisitions to the company allow us to evaluate our business and our prospects much more effectively.

Saul Martinez:      Okay thanks a lot.

Operator:           Your next question comes from Christen Binesen with
                    Merrill Lynch.

Christen Binesen:   Good afternoon gentlemen. This is Christen Binesen with
                    Merrill Lynch in London. I wondered if you could help me with a couple of things. The first thing is whether you as a management team believe that you do need to get upgraded again to be an ongoing business. And second, under these Stingray facility that you have you have the optionality to put a funding agreement which would improve liquidity I understand. I wondered if you could tell me what consideration you've given to that potential option please.
                    Thank you.

Dean Miller:        Well it's the first one we believe that we do need the
                    upgrade. And as (unintelligible).

Christen Binesen:   Sorry I'm losing you.

Dean Miller:        Well there's someone's Blackberry is near their phone. It's not anyone in our room but I guess the second one is regarding Stingray. We feel we can draw

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                    on Stingray any time we need to that's the reason it was set
                    up. It was designed for, you know, emergency situations or situations where you needed to draw the amount of the cash that's identified in that facility.

Christen Binesen:   No I completely understand that. I guess what I was looking for and that I'm sure is what everybody understands. But I guess what I was trying to look for is to which extent do you think that this is a situation like it was set up for?

Dean Miller:        Well what we have done is looked at all of our known
                    operating sources and uses of cash flow. And in addition to that we have all of our available sources of liquidity and collateral such as Stingray our credit facility. And based on that complete analysis is where we come to the conclusion that we have sufficient resources to meet our near term liquidity and collateral needs.

                    So, you know, you can't single out one facility. You have to look at the whole package of available sources and liquidity. And that Stingray's just one of them. And as Paul mentioned, it is there for our use when we need it and it's a committed 10 year facility.

Christen Binesen:   Okay thank you very much.

Operator:           Your next question comes from Tom Van Buskirk with McMahan
                    Securities.

Tom Van Buskirk:    Hi. Is there a way you can break apart a little bit the two pieces of the adjustments to premium accruals? You said there was going to be both the catch up and a go forward affect. Is there a way to kind of - to kind of break that out to get a sense of what the affect will be going forward?

Dean Miller:        Yes on the premium accruals there's no go forward affect on that. The premium accrual is the $8 million adjustment this quarter was related to prior

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                    periods but that's, you know, the balance at the end of Q2 is fairly stated on the premium accruals. What I was referring to was the potential impact on our operating profits going forward with respect to the external retrocession program. With that the - we're estimating about $4 to $5 million of additional net reinsurance costs per quarter going forward.

Tom Van Buskirk:    Okay. And then just as a follow up given everything that's happened and everything that's still in flock - in flux as far as reviewing - as far as Tillinghast review, etc., is there a way that you can number one discuss available liquidity at the holding company and any restrictions on that? And relate that to the upcoming flex for the convertible notes and anything that might make the liquidity available to fund that less of a certainty? And then finally are you considering alternatives to funding the foot on that?

Dean Miller:        Well we have looked at alternatives to funding the foot and have at this time concluded that, you know, there aren't adequate or replacement facilities or options for that. So we are planning for the cash put in December. With respect to your first question, you know, to going back to what I said before, we have all of our available sources and uses of cash.

                    One of the key uses of liquidity of course is the $115 million convertible to that, you know most likely will be put in December. And again don't want to go into all the detailed sources and uses but again we've got sufficient liquidity available to us through either cash at the holding company, cash at other legal entities, operating cash flow we know will be generated and available facilities to meet that obligation with no concern.

                    And also with respect to those credit facilities and other sources of liquidity, we've looked at the implications of any ratings downgrades, other triggering events or restrictions on getting access to those liquidity facilities and feel

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                    comfortable that there are none and those facilities are
                    there for our use when we need them.

Tom Van Buskirk:    Okay and then just finally, can you give us an update on
                    holding company cash number? And finally on - because of the changes in your tax situation going forward with the valuation allowance, does that change any intercompany movements through tax sharing or what not that would help you in terms of holding company liquidity?

Dean Miller:        With respect to the holding company liquidity, we don't
                    disclose the amount but I can say that we do hold at least one year's of dividend and interest in cash at the holding company for the rating agencies. With respect to your second question, there's no impact on any of the intercompany tax sharing or cash tax amounts related to the, you know, assessment that we need an evaluation allowance. That's a separate analysis that's, you know, done on a GAAP basis.

Tom Van Buskirk:    Okay. And I'm sorry I just want to jump in with one more and then I'll get back in queue. Is the decision to suspend the common dividend, was that driven by liquidity or regulatory or rating agency concerns? What was the primary motivation for that?

Dean Miller:        Yes it was not a liquidity consideration. It was more to
                    demonstrate to the rating agencies in particular that the board and management are taking things seriously and looking at things differently but not a liquidity concern.

Tom Van Buskirk:    Thanks very much.

Operator:           Your next question comes from Andrew Kligerman with UBS.


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Andrew Kligerman:   Yes good morning. A few questions. First let me please start with the valuation of the company. You brought in Tillinghast and E&Y. First with Tillinghast I understand that a year or two ago they represented (Cypress) in its substantial investment in the company.

                    Why should I be comfortable that you're using a firm that's already made a decision? Are you basically getting an answer that you already know? So why should I be comfortable with your bringing them on board?

                    And then with respect to E&Y assessing your GAAP accounting and so forth, again why should we be comfortable with them given the issues that we're now seeing? And I have some follow ups.

Dean Miller:        Well Andrew with respect to Tillinghast, I mean first of all the work that they did was not on behalf of the company. It was behalf on a third party so this, you know...

Andrew Kligerman:   Right but obviously the third party made the decision to
                    make a substantial investment post that so it just seems that this might be an answer that you know you're getting.

Dean Miller:        Well I mean I guess what I would say is, you know,
                    Tillinghast is a reputable firm and their name speaks for itself and, you know, they will be and have gone through their internal review, peer review process and feel comfortable with the results.

                    And ultimately it's for those who get access to the report to read it and look at the assumptions and make their own conclusions. It's very transparent as to what the assumptions are the sensitivities and the methodologies. So I hear

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                    what you're saying but it's a standard appraisal report
                    that, you know, is very transparent. I'm sorry go ahead Andrew.

Andrew Kligerman:   And then E&Y?

Dean Miller:        Yes with respect to E&Y, I mean let me be clear on the scope of their work. All we did was knowing the sensitivity of the quarter especially if you're looking forward to potential capital rates or sale, all we really did there is make sure we communicated very up front and very transparently with E&Y about the issues.

                    And they made their own risk assessment but also we encouraged them to come in and really follow on our footsteps and make sure that what we did was both reasonable and they agreed. At this stage and so they just - it was a quarterly review under the professional standards. But given the nature of the adjustments and the magnitude of the adjustments, they and us, you know, both agreed that, you know, extra level of scrutiny in the review was required.

                    And they performed a very thorough review. But, you know, the only thing - I wouldn't attach any more to it than a quarterly review with a little more robustness which is appropriate given the circumstances of the situation we're in.

Andrew Kligerman:   Okay fair point on the quarter it seems. But then how did
                    they miss this tax issue over the past two, three years?
                    Where were they?

Dean Miller:        Well it's not - well they're very involved in that issue.
                    It's not an issue of missing the tax issue. You know, as I mentioned in my prepared remarks, you know, our tax planning strategies we had various tax planning strategies of which management, you know, felt very comfortable with our ability to

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                    execute those strategies. And we had, you know, sufficient amounts of, you know, supportable future taxable income that we were very comfortable.

                    And given the nature and the subjectivity of an item like a valuation allowance that was heavily scrutinized by E&Y and has been, you know, each period in which we issue the financials. What's - so but what's happened is in the second quarter the facts and circumstances of the situation around how you assess the deferred tax asset realization have changed.

Andrew Kligerman:   Meaning Ballantyne.

Dean Miller:        Well that's part of it but it's also - I mean you have to
                    look at what FAS 109 requires you to do is look at all of the positive and negative evidence to come to the conclusion that your tax planning strategies are both prudent and feasible okay. So you have to take in all the evidence.

                    So part of the evidence that we're looking at are things like I mentioned before which is, you know, the pressure of the rating agencies, the impact of potential downgrade, or, you know, the ability - you have to look at the ability to, you know, to execute certain transactions. And when you have more restrictions or limited flexibility you have to take a different view on those tax planning strategies.

                    What Ballantyne did was we had various tax planning strategies that we felt very comfortable with. We also had other blocks of business that, you know, we could apply tax planning strategies to that gave us some extra cushion. Ballantyne, all Ballantyne did was it put profitable business into a securitized vehicle, you know, that limited some flexibility in what you could do with that block of business.

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                    So in other words it kind of took some of the cushion away and then put more pressure on the existing tax planning strategies that we were relying on so that combined with like I said these other external pressures that evolved in the second quarter led us to the conclusion that it was more
                    - not more likely than not, a double negative there.

                    But the other issue is the liquidity of the company, as I mentioned, we have more refined projections of our GAAP and statutory projections which, you know, give you a better view of the magnitude and the timing of these deferred tax assets. One of the things we haven't talked about is the first step in realizing the gross deferred tax asset is the offset that you get in reversing deferred tax liabilities.

                    So to the extent you take - refine your view of the magnitude and the timing of those liabilities it has an impact on your assessment. But it's clearly fact and circumstances new to us in our assessment of the - of our tax planning strategies for the quarter.

Andrew Kligerman:   I understand how you newly assessed it. I'm a little
                    confused on why - I'd rather go offline on it. But I find it somewhat confusing and leading to it. Why would, you know, if indeed circumstances have changed very naturally and again I need to follow up offline because it's probably too detailed.

                    Why then would the CEO, the Chairman and CEO depart, the CEO of North America and the CEO of International depart so abruptly? And what exactly happened there? I mean, you know, why did they leave so abruptly? Did they do something wrong?

Glenn Schafer:      No there were - this is Glenn Schafer. No they did not do
                    anything wrong I guess other than maybe operate effectively.
                    And this is something that the

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                    board's been working on for quite some time. And Scott and the people involved felt that under the circumstances with the rating agency pressures that it was best that they resign for the company and the company have an opportunity to get a fresh start. And it would help significantly with the rating agencies. This isn't something that happened over night. This is something that the board's been looking at for quite some time.

Andrew Kligerman:   How long have you been considering it Glenn?

Glenn Schafer:      I don't know. You know, I haven't been on the board that
                    long. I'm just saying it's not something that happened over night. It's been under consideration for a while and was one of the reasons they sought to bring me aboard to, you know, to bring some additional experience in the insurance and reinsurance area.

Andrew Kligerman:   And you came on board when Glenn?

Glenn Schafer:      Pardon?

Andrew Kligerman:   When did you come on board?

Glenn Schafer:      As non-exec Chair in May.

Andrew Kligerman:   In May okay. Because okay - and so no Sarbanes Oxley issues here then even though you were concerned for a while. We saw
                    1Q results back in May, you know, no Sarbanes Oxley issues?

Dean Miller:        That's correct. And just some recollection of Q1. You know, the Q1 results principally really in International were things like mortality, morbidity,

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                    (Seiden) reporting, and, you know, not control related
                    issues that caused the Q1...

Andrew Kligerman:   Right but the tax issues at the time you weren't aware of
                    any tax issues then or the way you'd have to reevaluate that asset?

Dean Miller:        Absolutely not.

Andrew Kligerman:   Okay. And then last thing the mortality you said it was in line. Historically the management team had guided analysts to a 73 to 75% benefits ratio with respect to the GAAP benefits divided by the GAAP premium. In the first quarter that ratio kind of spiked up to 81 and I was informed at the time that it had something to do with retrocession and size of policy and that it really was in line in the first quarter.

                    This is the North American mortality. This quarter the ratio has gone up again to 83%. I just want to make sure, you know, why that original guidance was 73 to 75 and now in the first half of the year we're seeing kind of a bump up in mortality. And I want to make sure that I should be comfortable with that.

Dean Miller:        Yes the 73 to 75 I think you're referring to second quarter last year I think is where...

Andrew Kligerman:   But the whole year it came in at about 75 for the full year.

Dean Miller:        Yes the - one of the things you need to do for this quarter in particular is reflect some of these non-recurring adjustments that distort the ratios. So if I - if you look at kind of a normalized basis and, you know, the premium accruals that we talked about and some of the external retrocession comes to the premium.

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                    So what you've done is you've adjusted premiums downward by, you know, just north of $20 million. So long story short, if you adjust for those items to get a current period, you get a benefit ratio in North America traditional of just about 79% which is very consistent with what it was in Q1.

Andrew Kligerman:   Great.

Dean Miller:        So - and - so we're consistent quarter over quarter and in line with, you know, our internal projections. So can't respond to the 73 to 75 but I feel comfortable with the, you know, quarter over quarter spot on and very spot on with respect to our projections for the quarter on mortality.

Andrew Kligerman:   Great. Thanks very much.

Operator:           Your next question comes from Eric Berg with Lehman
                    Brothers.

Eric Berg:          Okay good morning. I've listened to everything that's been said. I've tried to understand everything's that's been said and I think I understand sort of what happened. But it's the whys that continue to baffle me in the following sense.
                    Scottish is not new to securitization. You've been doing it for a while.

                    You have the world's legal experts and tax experts who've been involved with the securitization forever. Presumably they know that securitization produce income inside trusts against which deferred tax assets cannot be used if that is the idea here. You're working on Ballantyne for months. How does Ballantyne suddenly jump up and surprise the world's leading tax experts? At least that's my impression of what happened here, how does that happen if my impression is right?

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Dean Miller:        Well first of all as I was trying to mention before the
                    Ballantyne in itself was not related to a tax planning strategy that was supporting to the first tax asset previously. What we have is existing tax planning strategies at year end, at the end of the first quarter, and again at the end of the - well at the end of the first quarter that fully supported the growth deferred tax asset.

                    And then what Ballantyne did was just remove some of the excess cushion that made the assessment of those other tax paying strategies, you know, without doubt. So all Ballantyne did is not like I said, not by itself did it create the valuation allowance. It just put some extra pressure on the other existing tax planning strategies.

                    The real thing that changed was the other external and environmental factors that occurred during the second quarter that put pressure on those tax planning strategies and also like I said the refinement and the projections of the magnitude and the timing of some of the reversing liabilities. So and what might be helpful - this is complicated but it might be helpful if I just give a little bit of background on 109, the FAS 109 which is the guidance under U.S. GAAP for tax.

                    You have to apply tax planning strategies. It's no elective. You have to do it. And as I briefly mentioned before, the strategy must be both prudent and feasible. So what the rules say is that if management probably would not take action because it would not be in the company's best interest, it would not be prudent and that if management does not have the ability to carry out an action it would not be feasible.

                    So that's the rule. So we have to determine that it's both prudent and feasible. So when tax planning strategies, you know, for example would involved recapturing business from one jurisdiction to another to create taxable income

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                    and there's, you know, knock on impact of executing that
                    transaction you have to look at the environment that we're operating in in this quarter given the ratings, the share pressure, you know, less financial flexibility.

                    And we as management have to make a determination is it in the company's best interest to execute that tax planning strategy? And even so do we have the ability to carry it out? And again you look at that and under FAS 109 under the more likely than not you have to be greater than 50% assured that you can do it both prudent and feasible. And so that's rally what's driving this is looking at is it in the best interest and can we execute these in the environment we're in. And that's the stuff that we came to.

Eric Berg:          Okay. I have two more questions here. Your elaboration was very helpful. My second question is, what was the change you considered in the external environment, what specifically happened during the quarter that led you to conclude that certain actions that you might have taken to get this tax asset - to use this tax asset were no longer whatever the words are practical and prudent? What happened during the quarter that undermined your ability to act in a way that would have allowed you to get at this asset?

Dean Miller:        Yes I mean the difficulty Eric is we have multiple tax
                    planning strategies each individually very complicated and involved. It involves various, you know, actions on the company. So it's difficult to answer that question without going into each tax planning strategy individually which is just not appropriate on this call today.

                    So it's a number of factors applied to a number of tax planning strategies and I think we just have - I think we're just going to have to, you know, leave it at that at this stage so we can - we'll do our best offline for those that would like an education of one of mine. But it is complicated.

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Eric Berg:          Okay. Last question so as to allow - so as to move on and
                    allow others to participate here. I think you said during the - one of the members of the management team said during their prepared remarks that there really was no change in the expected profit on the business. Yet the news release does reference revised statutory and tax projections. So my question is, is the business that is on the books as you look forward less profitable - going to be less profitable than you thought? Have you revised your projections for profit?

Dean Miller:        Well with that comment regarding revised projections with
                    respect to tax, what - the impact is from a statutory basis there's a couple of things that impact tax. It's where the profits emerge first of all in which legal jurisdiction. So that's one factor is the total amount of profits can be the same but if your projections indicate that you're going to have more or less in one tax jurisdiction versus another that has an impact on your analysis for tax.

                    Secondly the projections from a statutory again are, you know, one of the key launches are projections of tax reserves. And those are actuarially modeled and the timing of those tax reserves is important because as I think I mentioned briefly you can only take credit for reversing deferred tax liabilities to the extent that they reverse within the carry forward period.

                    So again if you change your view of the tax reserves in the timing or magnitude of those that has an impact. But that has no impact on the profitability of the firm.

Eric Berg:          All right thank you very much. It was - it to be quite
                    complex but your answers are helpful. Thank you.

Dean Miller:        Thanks Eric.

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Operator:           Your next question comes from Jeff Schuman with KBW.

Jeff Schuman:       Good morning. First of all I was wondering if you could give us some help in understanding what earnings might have looked like this quarter X all the items. And I think there are a few impediments to our doing ourself. I think first of all some of the items you mentioned is not clear if they're before or after tax. And it's not I guess clear to us from where we sit how maybe the tax recognition would have been impacted in the period. But can you give us any sense of kind of what the core earnings looked like in the quarter?

Dean Miller:        Yes it's difficult to answer. I mean - hadn't looked at it that way Jeff. But it would have been slightly below because of the increased retrocession costs. That would be the one thing and then the taxes but I haven't tried to go through and back out all the adjustments and try to get to a, you know, at the end of the day it's - if you back everything out you could back the plan. So I just don't have a good answer for you on that one.

Jeff Schuman:       Okay. Next issue on growth, I mean we've talked about the
                    fact that there's limited ability for clients to recapture.
                    I think we can all make some assumptions about the likelihood that you'll write a lot of new treaties in the near term. But I'm wondering about another piece. What happens to open treaties where clients may have some discretion to not submit new business? What, you know, if you don't write new treaties for a while, kind of what is the revenue growth trajectory look like from here?

Dean Miller:        Yes we've got various types of business on our books. First of all you have in force treaties with no new business. And those, you know, will only be affected to the extent there's a recapture provision on the ratings trigger which we said is the minimal. Secondly we have treaties on the books that are open

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                    to new business. And there are termination provisions with notice anywhere from 30 to 90 days in which the client can, you know, terminate for new business.

                    When that happens after the notice period all of the in force business has been written up to the date of the new business termination, stays on the books, and will continue to do so with the renewal premiums and so forth, you know, through the duration of the policies. And again they can't recapture that piece unless there's a recapture provision.

                    And then we have I guess the third piece if you will is new/new business which are treaties we haven't written yet. And we have various quotes that are in the queue and then we have, you know, going forward business that we'll begin to quote. So, you know, it's difficult to predict.

                    As I mentioned earlier feedback from the clients to date has been positive, supportive, and we'll just continue to address the client issues as aggressively and as hard as we can to make sure they're comfortable with our position. And that's also one of the reasons why resolving or getting more clarity on the strategic alternatives as soon as possible is important.

Jeff Schuman:       Have any clients exercised the right to terminate open
                    treaties at this point?

Dean Miller:        None that I'm aware of and I'm looking around at some of my colleagues. One small one is the word I'm getting.

Jeff Schuman:       Okay. And on strategic options, I'm not clear. Do you
                    anticipate raising capital during the kind of strategic review period? Or is the capital cushion something that would come into existence just if you did not pursue the other options?

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Dean Miller:        I think what we'll do is we're going to embark on both work streams simultaneously. And we're working through with our bankers right now what that process will be. Again we're focused very much on the quarter right now. And next week is when we'll sit with the bankers and go through a time table for both of those work streams. But we'll start them both concurrently. And we will adjust the timetable for each accordingly.

Jeff Schuman:       And what does option number two mean, the strategic
                    partnership? Does that mean that someone takes an ownership interest but its less than100%? Or what does that mean?

Dean Miller:        It's any variation of anything other than just 100%
                    direct sale?

Jeff Schuman:       Okay. And then lastly, you know, back to the outside
                    reviews. You said that the appraisal review might be something that's more internal for management. I'm wondering about public release of the reserve reviews and the pricing reviews. As it sits right now I think it's a little bit uncomfortable. I mean these reports are very involved.

                    They're typically written with, you know, careful conclusions. They describe scope, assumptions, limitations, methodologies. And, you know, I think investors are going to rely on any way on conclusions that would be I think best to see those conclusions kind of in their entire supported basis. Is there any ability to actually release some of these reports?

Dean Miller:        The professional firms, you know, the scope of the
                    engagement is such that it's not for public disclosure.
                    And...

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Jeff Schuman:       But you've already disclosed, you know, very important
                    conclusions which is the reserves are great and the pricings great.

Dean Miller:        Yes. What is - the scope is it's a report intended for
                    management to assist management and the board in coming to conclusions about the company that we can then share, you know, with you. But I do not think that any of these reports except on very selective occasions will be able to be shared with third parties. So again it's assisting the board and management in getting comfortable with the operations so that we can then relay that comfort externally.

Jeff Schuman:       Okay. I just...

Dean Miller:        I hear what you're saying Jeff.

Jeff Schuman:       It's awkward for us to rely on the conclusions without the benefit of the further understanding that you have when you rely on those conclusions. Okay thank you.

Operator:           Your next question comes from David Havens with UBS.

David Havens:       Yes good morning guys. I just had two questions for you.
                    First one is a quick one. Has Stingray been tapped at this point in (Parter) and (Holt)?

Dean Miller:        We have utilized Stingray for about $15 million and that was drawn on I believe last fourth quarter? Yes or earlier in the year for letters of credit to support an intragroup reinsurance treaty.

David Havens:       Okay. Okay and that's $15 million.

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Dean Miller:        I'm sorry - 50, 5-0.

David Havens:       Oh 5-0 and that was in the first quarter.

Dean Miller:        First or second early second in that time period.

David Havens:       All right. And the other question, you know, I understand
                    you're probably not interested in getting into specifics in this venue or at this time. But could you characterize for us the initial intensity of outside interests in executing either a partnership or out right sale of the company?

Dean Miller:        Yes I don't think we can comment on that at this stage.

David Havens:       Not in general terms.

Dean Miller:        No not even in general terms. It's too early.

David Havens:       Okay. Thank you.

Operator:           Your next question comes from Scott Frost with HSBC.

Scott Frost:        Hello this probably seems like a silly question. But are you saying that if you're unable to either raise capital, find a strategic partner, or sell the company you won't be able to continue as a going concern?

Dean Miller:        No we can.

Scott Frost:        You cannot.

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Dean Miller:        No we will be able to operate as a going concern even
                    without a capital raise or a sale or strategic partner. And we will - what we'll have to do of course is reevaluate, you know, our operations in that scenario and adjust accordingly. But the board and management, you know, have concluded and that's a big part of the discussion we had at the rating agency about the ability to continue and to stand alone and not be dependents upon the successful completion of either strategic alternative.

Scott Frost:        Okay. Are there - also as far as rating triggers, are there any other rating triggers on deposit type contracts or collateral finance facilities? And are you - with respect to your credit facility, I guess the $200 million facility, has anything been drawn on that? And are you in compliance with all the reps and warranties associated with that facility?

Dean Miller:        Yes on rating triggers and additional collateral we do have some funding agreements which contain some rating triggers in which we're in discussion with the banks currently about what's the best way to proceed. We can unwind those without a significant cost. But we're trying to work with the best situation not significant additional collateral.

Scott Frost:        Do you an amount that are subject to those triggers? Like
                    you list those on your balance sheet at about what, $4 billion how much you're subject to ratings triggers now?

Dean Miller:        No the funding agreements are $600 million and they're fully collateralized. These are fully collateralized funding agreements and $600 million. So the - any - if any additional collateral is required by the counter parties it will not be significant and it's fully factored into our liquidity and collateral analysis that we've gone through to come to our conclusions.

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                    Secondly with respect to the credit facility, we are not in breach of any of the covenants on any of our credit facilities. And the only - and we have a $200 million credit facility and then a separate - same exact terms but in Dublin for $30 million so a total of $230 million that could be used for both borrowing and letters of credit. And the only outstandings on those facilities are a portion for letters of credit.

Scott Frost:        How much?

Dean Miller:        Its $115 I believe yes and I apologize. I'm not sure if
                    that's a number or that's a current number as of today or the actual June 30. But it will be fully disclosed in the 10Q when it's filed.

Scott Frost:        All right. Thank you.

Operator:           Your next question comes from Erle Savage with Piper
                    Jaffray.

Erle Savage:        Hi there. I was wondering if you could address your
                    intention with regard to the dividend on the non cumulative preferred? And also where the holders of those shares end up with the strategic option?

Paul Goldean:       Yes we're intended to honor that on dividend. Our dividend -
                    the ordinary share dividend is the one we canceled. And we have no intent at this time to cancel or not pay the other dividends on the other two products that are out there.

Operator:           Your next question comes from Richard Sbaschnig with
                    Oppenheimer.

Richard Sbaschnig:  Morning thanks for taking my call. I guess the first question I had is just, you know, with regard to these strategic options. Do you have any kind of - I

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                    now you can't speak necessarily to any kind of specific time limit. But do you have maybe a upper limit in terms of the timeframe for those options?

Dean Miller:        You know it's on an accelerated timeframe. As we said before it's in the best interest of the company and the shareholders and our clients to do this as quickly as possible. But, you know, outside six months is a reasonable outside number. But it's difficult - these prophesies are difficult to predict but all we can guarantee you is we're going to pursue them as aggressively and as focused as we can immediately. And it's probably - this is a good time to probably talk about the 10Q.

                    We will - the 10Q originally - the original due date is August 9. We will file the 12B25 extension which gives you the extra five days and the only reason we're doing that is given the, you know, the issues with the rating agencies and the extra things around the corner we want to make sure there's ample time for the board and our external advisors to review the document before it's filed. But we are confident it will be filed no later than August 14.

Richard Sbaschnig:  Now in terms of your strategic options, I mean one I didn't see there and I guess you're going to really try to avoid this. But what about just simply, you know, putting the company in run off or dramatically shrinking the book and pulling capital out of the in force and running it like that? I guess why is that not on the table at all seemingly?

Dean Miller:        Well I think you're looking at that kind of a variation of the third scenario we talked about before which is if we don't do the capital and we don't do a sale or partnership it's a reassessment of our operating model. And we're not focused on that right now because we're focused on alternatives one and two. In fact we believe they're more viable and we'll provide better results for the shareholder.

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Richard Sbaschnig:  The - in terms of - I guess you really can't speak to this right now. But just - I guess if there was any sort of preference that you had with regard to those options.

Dean Miller:        As I say I mean at this stage again we're in the process of working with our bankers to get the process going to work on both streams concurrently. You know, what the board and management will have to do is evaluate each option as they come and there's variables as you're well aware in each. And it's difficult to put on over the other until you get into the process and see what's there.

Richard Sbaschnig:  Sure. The - also, you know, just changing directions a little bit. I mean I guess you've had Tillinghast and other folks kind of reviewing the traditional business and making sure reserves and pricing that they're okay. But what about the - I guess are they taking a look at the financial solutions business as well? And just what do you think - is anybody taking a look at the pricing and assumptions there as well?

Dean Miller:        Yes what we've done is - well as part of the appraisal of
                    course Tillinghast has evaluated each of the annuity and the financial solutions especially in the annuity business.
                    They've looked at each of the annuity treaties, all the assumptions, and have included, you know their assumptions and estimates on those treaties in their appraisal.

                    Secondly we as a company of course have looked at all of the treaties and we do, you know, every quarter. And then, you know, with the issue on the one treaty on the last race, you know, there was an extra scrutiny looking for similar terms and treaties any and why likewise has looked at them. The other thing that we mentioned briefly as one of the other validation procedures we

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                    did was Tillinghast also looked at all of our U.S. GAAP
                    reserves which includes all the financial solutions. So that was included in that reserve review that they did in applying on it.

Richard Sbaschnig:  But in terms of the - I have a question but what more I'm trying to get at is kind of it calls in the question the assumptions you're maybe making on that business. I'm just curious why on that new treaty that you did have charges on. Why wasn't that amortized over the surrender charge period?

Dean Miller:        Well what you do is you're making your last assumptions by year over the duration of the business based on the terms of the treaty. So...

Richard Sbaschnig:  But, you know I mean, it ran - I mean they were out of the surrender charge period. I mean why it is a surprise that all of a sudden there's a spike in lapses once the surrender charge period ends. That's what I don't understand.

Dean Miller:        Well what you have is the policyholder, you know, has this look period where they can surrender it no penalty. But the contract stays in force and continues. So what the assumption you have to make on this treaty is there needs to be a shock lapse assumption for that post five year and then you go back to a normal lapse assumption for subsequent years. And then there's another period down the road in several years in which they can have another no penalty withdrawal period. So...

Richard Sbaschnig:  Okay I got you. So there was...

Dean Miller:        We're amortizing it over the life. It's just that there's
                    this one little look period where they can get out. And if they don't they're back in so.

Richard Sbaschnig:  Okay yes. Actually that makes a lot of sense. Thanks a lot.

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Dean Miller:        Thanks Rich.

Operator:           Your next question comes from John Lepore with Basso
                    Capital.

John Lepore:        Hi. I think most of my questions have been answered
                    regarding liquidity. But just to clarify, on - the Stingray facility, how much is available first of all? And I know you said you drew on $50 million but how much is available? And secondly could you just talk a little bit about the uses of fund over the near term other than the obviously be put obligation on the convertibles because you went through the sources pretty well except I had those two questions so.

Dean Miller:        The Stingray the outstanding usage on that currently is $272 that's $2-7-2 million that's available sorry. And then secondly on the uses you're exactly right the $115 million on the converts is the primary one. Other than that it's normal dividends and interest and just normal operating cash flow which are, you know, none of which are individually significant an amount in the near term so that's the big one.

John Lepore:        Okay. So, you know, it's left and like I guess over the next let's say by year end how much is the, you know, normal operating cash flow and dividends do you anticipate using?

Dean Miller:        Well I don't think we want to give out a level of detail on that. But it's - the big ticket item is the $115 and the other stuff is normal cash flow.

John Lepore:        Okay. And the last question just a - can - on the sale
                    forward sales proceeds, can that be earmarked for the convertibles? And secondly can the credit facilities be drawn under to pay for the subordinated the convertibles or is

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                    there restriction on paying off subordinated debt at all for drawing down credit facilities?

Dean Miller:        Yes the forward - the $110 million that's just cash for our use any way we want to likewise the additional $40 million that we'll get in Q3 and Q4 so again that's just general cash. With respect to the line and the additional availability on the line and whether that can be used for that my understanding is that it cannot be because of the inability - I think it's the upward dividend restrictions.
                    Because the converts are at the top holding company and the money would come in at the - at a lower holding company.

John Lepore:        Okay.

Dean Miller:        So we're funding that through other existing sources.

John Lepore:        Okay great. Thank you.

Operator:           Your next question comes from Asif Khan with Morgan Stanley.

Asif Khan:          Yes hi just a couple of quick questions regarding the
                    forward arrangements. In the case of the (unintelligible) is there any provisions in there that could limit the amount of money you get in February 2007?

Dean Miller:          No.

Asif Khan:          And just help me understand how is the forward variable
                    share agreement? How are they accretive at 6.6 million shares to future capital base?

Dean Miller:        Well because we're issuing the shares at the floor of the
                    2280 so if you look at - I don't know if you've had the chance on the financial data supplement yet

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                    that we'll put. In the financial data supplement that got
                    posted to our web site, on page seven I believe is a reconciliation of the book value per share. And if you look at - we show several type of book value per share calculations but one being the fully converted.

                    So when you bring in the assumed proceeds of the total amount of the forward of $150 million and then bring in the full amount of the shares at 6.6 million it's accretive to that book value per share calculation because of the stock price to the floor.

Asif Khan:          And I may have missed this but off the $150 did you say that you've already received $110?

Dean Miller:        Yes 110 in last couple of days of June. And you'll see that as a separate line item in our shareholder's equity statement on the balance sheet.

Asif Khan:          Got it. And the remaining 40 is to come in September and
                    December.

Dean Miller:        Exactly.

Asif Khan:          Thank you.

Operator:           Your next question comes from John Hall with
                    Wachovia Securities.

John Hall:          Yes just a few quick questions. We'll run through pretty
                    fast. Dean, I was wondering if you could outline what stat capital is by entity, U.S. and foreign?

Dean Miller:        Yes we're - that would be approximately $1 billion. And that would include all of the insurance companies that their statutory capital and the non insurance companies at their GAAP capital so just to be clear. If you look at

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                    the footnote in our 10K, the requirement there is to list
                    the statutory surplus of our significant insurance companies. But what that's missing is one there's several other insurance companies but it's also most importantly missing (Salek) which is where we hold most of our capital. You got to make sure you put that into the equation.

John Hall:          Right so that's the Grand Caymen?

Dean Miller:        Yes.

John Hall:          Right. Okay is there any double counting in that $1 billion by virtue of downstream companies?

Dean Miller:        No all that is properly eliminated in the consolidation of that amount.

John Hall:          Okay great. Second question, prior to all the turmoil of
                    this week, did you have any discussions rough or other wise with parties about selling the company in the past?

Dean Miller:        No.

John Hall:          None at all.

Dean Miller:        None that you would, you know, normal discussion that
                    anybody would have but no concerted effort.

John Hall:          Okay. Next question, the 15% ROE target that had been out
                    there is off the table. What are we looking at here? Are we looking at an 8 to 9% type return company or something higher than that on an ongoing basis when we're through with all this?

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Dean Miller:        Yes we are looking at - you're right 15% is no longer
                    viable. And it's difficult given the uncertainty around the new business implications and the rating downgrades and some other costs and expenses we're going to have. But those are short term in nature. But yes it's going to be in the single digits, in the high single digits would be our best estimate at this time.

John Hall:          Okay. And then how about a just a - and this is the last
                    one, a quick order of magnitude on the severance that we're going to see in the second half of the year?

Paul Goldean:       Total severance we're looking at is between $5 and $5.5
                    million.

John Hall:          And that's in the third quarter or second half of the year
                    in...

Paul Goldean:       Third quarter.

John Hall:          Third quarter. Okay. Thanks very much.

Dean Miller:        Thanks John.

Operator:           Your next question comes from Samuel Crawford with Stone
                    Harbor.

Samuel Crawford:    Good morning thanks for taking the question. Just to revisit liquidity briefly again, when you undertook your sources and uses analysis, was there any assumption made for generation of new business or was it purely a static run off as of a certain balance sheet date?

Dean Miller:        Yes what we've done in those projections is assumed a
                    current run rate of new business. So to the extent there is any negative implication of the rating

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                    downgrades that would improve our liquidity and capital
                    position going forward from what we've projected currently.

Samuel Crawford:    Okay. And on the (dack) the $13 million adjustment that was surely a range of estimates. Is that a midpoint?

Dean Miller:        It's our best estimate of the quarter based on the evidence we have and it's evidence that the (Seiden) has and very limited evidence what we have. But we think it is a good best estimate.

Samuel Crawford:    So no indication at all as to whether or not that fell into the high end or the low end of a given range given your assumptions?

Dean Miller:        No. I mean it's - we just took the available information we had and the facts around the treaty and made our best estimate.

Samuel Crawford:    And last question really how long is it going to take you to get around and have more than just quick initial conversations but conversations with some depth and quality to them with all of your customers to assure yourself about where the customer base if and how they're attitudes are (unintelligible)?

Paul Goldean:       Both the heads of our International segment and our North
                    American segment are actively working on a plan to meet with all of our clients. And now that we've released earnings I think they'll be a lot more proactive in going out and meeting those clients.

Glenn Schafer:      And I can speak behalf of myself, I'm going to spend just
                    part of this afternoon talking with several major clients.

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Samuel Crawford:    And I have no doubt I'm just wondering if that is likely to be a matter of days or a matter of weeks or how long it might take?

Paul Goldean:       A couple of weeks at the most.

Samuel Crawford:    Thank you.

Operator:           Your next question comes from Matthew Dundon with Miller
                    Tabak.

Matthew Dundon:     Hi yes I have a question you mentioned that a clear target of strategic moves be it your first or your second option is going to be to raise ratings. When you're talking about the raisings you're trying to raise, are you looking both at the whole cut ratings where you're now standing at, you know, top junk level or are you looking at the insurer ratings or both?

Dean Miller:        I think we'd be looking at both.

Matthew Dundon:     Do you think that there's a single or a group of
                    transactions that can address them both or would not whole co money flow down in the correct way for instance new whole co senior debt strikes me probably would not improve. Whole co ratings would keep them at that Double D plus level but might help the insurers and I don't know if that - what do you think about that?

Dean Miller:        I think it's premature to think about, you know, where the proceeds flow in and which entities and how they flow down and the implications on the rating agency. I think that's we're still not at that stage yet. But the intent would be to, you know, have an impact positively on the ratings.

Matthew Dundon:     Do you have a feeling that you'll be able to have productive conversations with the agencies as you're starting to look at potential terms and what the

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                    market might be for some of those plays that they can give you some guidance in terms of structure and the extent that there's a market for whatever you're trying to bring that it'll have a result at both levels?

Dean Miller:        Yes absolutely. We'll have, you know, very continuous
                    dialogue with the rating agencies as we go through, you know, all these concurrent paths over the next 30 days. So I would suspect that they can't react if they don't have information. So as we bring them information on a timely basis we'll get the feedback to our evaluation basis.

Matthew Dundon:     Thanks a lot.

Operator:           Your next question comes from Thomas Mitchell with Miller
                    Tabak.

Thomas Mitchell:    Hi I wanted to sort of look at this from a different
                    perspective. You had some wonderful insurance questions. But if you look at your stock as a stock in the world, if you were a self company a $2.43 charge out of $20 book would not have taken you to $3 or $4 a share and now maybe $8 a share.
                    It might have gone to $16 or $17.

                    On the other hand if people look at $1 trillion as in force life insurance and understand that you've had huge growth and that you're top three operating executives have all been fired you look at that and say well gee only a 1% change in your assumptions on your total in force book of business could wipe everything out.

                    So it seems to me that there's a striking dichotomy between how seriously the market is taking this, how seriously you are taking this, and the amount of trouble you seem to have reported. Is this all due to the rating agencies being

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                    disappointed? Have you essentially put them in the position of being able to control your destiny and is that why your guys had to leave?

Paul Goldean:       Well Thomas I think - this is Paul Goldean. I think there's several questions in your question. But I guess the first one is we can't predict shareholder action. In the news that was put out, you know, I think was taken by the market and they - certain assumptions were made on that information that we're showing you now we don't think is correct.

                    And I think that's the general point that you're trying to get to in your question. If I missed it, come back and let us know but that's - I'm not sure that we followed every turn in that.

Thomas Mitchell:    No I think - well it seems like the reaction must have been over done. I'm concerned that put it differently even if you never wrote another dollar of business wouldn't the expected value of the company to be received after the proceeds of all the run off be pretty close to book value? Wouldn't that be a normal assumption to make?

Dean Miller:        Follow what you're saying I mean I think suffice to say we are - you're raising good questions and those are exactly the questions that the board and management are actively engaged with our bankers right now to try and answer so that the board can make the appropriate decisions over the coming weeks. But it's not a simple issue. And there's not a simple answer unfortunately.

Paul Goldean:       And one more thing Thomas, you know, just note that rating agencies are important constituents to all insurance companies. So they do have a definite impact on every insurance company and to a certain extent they do, you know, through the rating system keep a control over us.

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Thomas Mitchell:    And I guess my last - the last point I wanted to get at is that I think that looking at the tremendous increase in your book of business admittedly through acquisitions in which you may have done due diligence that the increase in your book of business it is normal for an outsider to assume that if a book of business grows very rapidly and that company announces that it has had some problems.

                    The assumption is that there must have been something in that growth of new business either organic or through acquisition that management didn't know about and was surprised by. I'm getting the sense from your answers on this call that there's not very much of that. Is that a reasonable inference for me to make?

Paul Goldean:       We're still a little lost on your question again.

Thomas Mitchell:    Well it's this. Most companies that get into trouble that
                    have been rapidly growing whether they're in the insurance business or another business. It turns out that there was something wrong with their assumptions about the new business they acquired. The problems you have reported don't seem to reflect very much of that sort of thing. And I'm wondering is it correct to infer that you've really taken a hard look at all your new business in the last few years whether acquired or organic and made the decision that there aren't any really serious problems with it.

Dean Miller:        That is what we've done. And I guess we're just struggling for an answer because there's so many pieces to the puzzle.
                    But you know what - you're right. I mean following an acquisition is a period of integration. And the ING acquisition was a big acquisition and that integration is complete. But what happened in the second quarter it's not looking back at a particular acquisition

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                    or looking back at organic new business production and
                    coming to a different conclusion.

                    It's getting, you know, evaluating the facts, the information we have available in the quarter, and refining certain calculations and estimates and making the appropriate adjustments to get exactly what you said. It's comfort that the financial statements are fairly stated today at the end of the second quarter. And that's what we're focused on is not where I came from or how it happened but, you know, getting them right today. And that includes you know, the underlying calculations and processes and controls.

Thomas Mitchell:    Okay thank you.

Operator:           Your next question comes from David Merkel with Hovde
                    Capital.

David Merkel:       Hi. When I think about your earnings, I think about them in three pieces, mortality margins, investment income margins, and expense margins. And I guess you could throw in things like just risk margins that you received, you know, fee income from. But from what I'm hearing you think that mortality margins haven't deteriorated. What are the investment margins and your overall expense levels? Because if you're moving from a 15% ROE run rate to a mid to high single digit ROE run rate it means that something has deteriorated which one?

Dean Miller:        Yes our - well one of the big reconciled items right off the bat is taxes. So that's part of the adjustment from previous historical returns on equities to future ones. With respect to investments our investment portfolio is very sound, very high quality and continues to perform at expectations so no change in anything on the investment portfolio very clean.

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                    On expenses it's - on expenses there's besides the impact of the non-recurring charges we've had this quarter the run rate is much higher will continue to be higher than I think originally expected due to the need to look at the infrastructure and respond to the growth. So and there's other factors that we've been talking about in prior calls around things like catastrophe coverage and other scale issues and so forth when you compare us to some of our competitors.

                    And then the other piece of course is cost of capital. And the cost of capital, you know, has gone up with the securitizations. And, you know, securitizations eliminate the mismatch and are a big risk management in very successful thing but do have an impact on the capital structure.

David Merkel:       Okay. When you do (dack) recoverability at the insurance
                    companies that I've worked for, you can do (dack) recoverability across the company as a whole by line, by class here and I suppose at a re-insurance company even down to the tree level. What's your sell division level that you end up deciding when you can't recover your (dack)? Is it just by line of business or do you do...?

Dean Miller:        It's a line of business level.

David Merkel:       Okay thank you. I guess my second to the last question
                    (Orkney). You had to put in some more capital into (Orkney) as I recall from your 10Q in March. What ended up prompting that? Was it something from the Delaware regulator? Or is it just something that is just common to what you have to do in order to run an affiliated re-insurer?

Dean Miller:        I'll try and summarize this as briefly as possible. (Orkney)
                    is a wholly owned subsidiary of SRUS which is our main U.S.
                    regulated entity and is domiciled in Delaware. The issue is at what value do you record an investment in

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                    subsidiary like (Orkney). Now statutory accounting
                    principles typically have you record insurance companies at a statutory value.

                    The unique thing here is (Orkney) won as a vehicle was formed solely for the purpose of securitizing the excess Triple X reserves. So it was kind of a strange result. If you follow to the letter of the law the statutory guidance, that you would account for it on statutory and put all those excess reserves onto your books.

                    So we've had discussions with Delaware. They agreed with us that was kind of non sensical conclusion but ultimately when it came to filing our 10K and getting formal sign off from Delaware they were unable to give us formal sign off that GAAP was the appropriate measure as opposed to statutory. And the issue with Delaware of course is there was nothing in the literature that said that.

                    And so we - so they said they agree with us and they'll work with us over the year. So what we did is we conservatively recorded our investment in (Orkney) at a statutory account value. And what that did is in the first quarter generated some statutory strain as we put up additional reserves. That was fully funded in the second quarter.

                    What we're in the process of doing now is working with Delaware and they're being very cooperative and working with us to find a resolution to this issue that allows them to get comfortable with the change and with the end result will be of course will be taken from a statutory to a GAAP, release the reserves, and get a pick up in our statutory capital in the U.S. So right now it's in our accounts and books at that conservative statutory level.

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David Merkel:       Okay. My last question, when I look at all of your options whether it's seeking new capital, a strategic partner or sale, or you know, if none of those happen. You know, Scottish RE can survive but it would be a very different company. It probably would not have a new business origination franchise. And the reason - is it a fair assumption on my part is the reason that you're looking at these other three options is that you think that new business origination franchise has real value?

Dean Miller:        Absolutely. We're, you know, number two or number three in new business market share in the United States and that's tremendous value.

David Merkel:       Right. Well in my opinion given the whole ogolopolistic
                    nature of re-insurance I would think that it has value.
                    Thanks.

Dean Miller:        Thank you.

Operator:           Your next question comes from Michael McNulty with Context
                    Capital.

Michael McNulty:    Hi I just wanted to confirm that the $110 million forward
                    sale that you received has been maintained at the parent company? And then I had a follow up on that.

Dean Miller:        No it's been pushed down into the operating subsidiaries.

Michael McNulty:    Okay. So then the question I have is if it's been pushed
                    down and there are restrictions right now on putting that money back up, where will the money come from to pay off the convertibles come December?

Dean Miller:        It's all those other sources of liquidity that we talked
                    about earlier. So when I talked about our sources of liquidity before, the proceeds - the $110 million of


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                    proceeds that we've received to date are not part of those sources in determining that we have sufficient liquidity. It's the other sources.

Michael McNulty:    But I know that like on your Stingray and some of your other credit facilities they're all at the (unintelligible) I think as when you answered John Lepore's question from Basso that you had said you could not up stream given to the parent company.

Paul Goldean:       That's not correct. Our primary Cayman Island operating
                    company can freely distribute dividends up to the parent company which is also a Cayman Island company.

Michael McNulty:    Okay.

Dean Miller:        What we were referring to before was the ability to draw
                    down on the credit facility and then up stream that. That's all we were referring to earlier but other than that we have complete freedom with respect to the cash flow at the holding company.

Michael McNulty:    Okay. And how much available liquidity do you have at the
                    Cayman subsidiary that you could bring up to the parent?

Dean Miller:        I mean that's what we discussed before. And like I said
                    we've got available cash at various entities that is free to use that fully supports our uses in the near term. So it's in place we, you know, that it's free and flexible with no restrictions.

Michael McNulty:    Okay. And then - okay thanks I appreciate it. Now one thing is if - is there anything that you can foresee between now and the end of the year that would

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                    require you to induce some of that so called unrestricted
                    capital into a restricted subsidiary to keep the rating agencies happy?

Dean Miller:        Nothing that we're aware of or rating agencies have been
                    hinting nothing like that.

Michael McNulty:    And will the rating agencies be continually monitoring you on a quarter by quarter basis forcing you to potentially put up more capital? Or have they been - or are they fully comfortable that you have enough now through the end of the year?

Dean Miller:        I think - I mean we have varying degrees of interaction with all of the rating agencies. But principally we provide them with quite a bit of information each quarter. But I think that's a good point about the capital. Each of the rating agencies have their own, you know, risk based capital models that are one unique to them but also unique to Scottish based on our operations.

                    But as of June 30 and projected to the end of the year based on again flat new business production and everything else we are currently and projected to be well in excess of the minimum capital requirements of all the rating agencies. Another important point to note is that the capital that we hold to satisfy the rating agencies is well in excess of what the regulators want us to hold at the insurance entities.

Michael McNulty:    Okay. And then just wanted to just ask from a more macro
                    overview, you see GE selling off their business. You seen
                    ING selling off the business. And I know Scott Willkomm and his former team were buying a lot of these companies. And it just begs the question, you've gone from a 15% ROI down to an 8% ROI. How profitable is this business? And does it makes sense for a smaller player like you folks to be doing this on a going forward given that

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                    under Regulation Triple X the reserves just keep climbing
                    every year from what I understand? In other words the problem gets worse as you go forward.

Dean Miller:        Yes fair point. First of all I mean we haven't been 15% in the past. So we're not coming down from that. But more to your point is there's no doubt bigger is better and for all the obvious reasons.

Michael McNulty:    Okay thank you very much.

Operator:           Your next question comes from David Young with AFLAC.

David Young:        Yes thank you. Earlier the statement was made that Stingray had been tapped for $50 million. I was wondering if you could describe as to what was meant by that comment.

Dean Miller:        Well we can use Stingray in a number of ways and for
                    reasons. And we transacted an intragroup re-insurance treaty like we have - we always do but on a particular treaty that went offshore to get re-insurance credit on a statutory basis you need to post assets or letters of credit. And so for that particular treaty we drew on the Stingray facility to post the letters of credit.

David Young:        And what is - I'm sorry.

(Mary Chapman):     This is (Mary Chapman) in the room with David Young also of
                    AFLAC still. The letter of credit is a letter of credit to (Salak) or to what entity?

Dean Miller:        Well it would be on the benefit of Scottish RE U.S. The
                    seeding company within our group in the U.S.

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(Mary Chapman):     And the letter of credit, were there funding agreements from
                    (Salak) put into the trust at Stingray to replace the drawn facility from the letter of credit?

Dean Miller:        Let me clarify. There's two different ways Stingray can be used. One withdraw cash by the issuance of funding agreements or two utilize letter of credit facilities to support statutory strain in Scottish RE U.S. What we did was issue letters of credit to support the statutory strain in Scottish RE U.S. We did not issue funding agreements and withdraw cash.

(Mary Chapman):     And the letters of credit on - are a senior obligation of
                    the entity to which they were issued?

Dean Miller:        That's an obligation of (Salak).

(Mary Chapman):     At a senior level or a subordinated level?

Dean Miller:        Yes it's an insurance liability so it would be senior.

(Mary Chapman):     It's an insurance liability. Is it ranked - I'm sorry. Is
                    that obligation ranked comparative to with policyholder obligations?

Dean Miller:        Hold on one second. If the assets are over drawn out of that trust then ultimately (Salak) has to put a funding agreement to the Stingray trust. So it's a funding agreement out of Cayman which are pursue to policyholders in the Cayman.

(Mary Chapman):     Okay thank you.

Dean Miller:        Okay I made sure you heard that.

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(Mary Chapman):     I did hear that.

Dean Miller:        Yes happy to take off line if that helps later date.

Operator:           Ladies and gentlemen we have reached the end of the allotted time for questions and answers today. We'd like to turn the conference back over to management for closing remarks.

Paul Goldenan:      Yes this is Paul Goldean.  And I'd like tothank all the
                    participants on the call today and look forward to speaking to you in the future. And that should end our call for today.

Operator:           Thank you ladies and gentlemen for participating in
                    today's Scottish RE Group Limited Second Quarter Earnings
                    Conference Call.  You may now disconnect.

                                      END

Paul Goldean:       Yes this is Paul Goldean. And I'd like to thank all the
                    participants on the call today and look forward to speaking to you in the future. And that should end our call for today.

Operator:           Thank you ladies and gentlemen for participating in today's
                    Scottish RE Group Limited Second Quarter Earnings Conference
                    Call. You may now disconnect.


                                       END